EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pure Cycle Corporation:
We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-142335) and on Form S-8 (No. 333-114568) of our report on the financial statements of Pure Cycle Corporation dated November 10, 2006, except for the effect of the restatement discussed in Note 1 to the financial statements included within the Form 10-K/A filed by the Company on April 16, 2007, which is dated April 10, 2007. This report appears in the August 31, 2007 annual report on Form 10-K of Pure Cycle Corporation.
/s/ Anton Collins Mitchell LLP
Anton Collins Mitchell LLP
November 12, 2007

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